Exhibit 23.1
Consent of Ernst & Young LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors
United Therapeutics Corporation

     We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-118699 and 333-122703) and in the related Prospectus and the Registration Statements (Form S-8 Nos. 333-108169, 333-56922 and 333-95419) of United Therapeutics Corporation of our report dated February 18, 2005, with respect to the consolidated financial statements and schedules of United Therapeutics Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

McLean, Virginia
February 24, 2005